Exhibit 99.1

STRATEGIA CORPORATION ANNOUNCES SALE OF FRENCH SUBSIDIARIES

August 10, 1999 - Louisville, KY - Strategia Corporation (SAA: AMEX) announced today the company has entered into a definitive agreement to sell its French businesses to Guardian iT plc, a U.K.- based disaster recovery company.

Net proceeds to Strategia from the sale, which are based on the French companies' combined balance sheet at December 31, 1998, are estimated to be $5.8 million. This represents an estimated gain to the company of $3.6 million. An adjustment to the purchase price based on the change in the companies' combined net asset value at the closing is expected to increase the net proceeds. The transaction is expected to close in the fourth quarter and is subject to a number of conditions being met, including approval by Strategia shareholders.

Richard W. Smith, President of Strategia Corporation, stated:

"The sale of our French businesses is timely. Recently, there has been a great deal of consolidation in the European disaster recovery market. This would have made competition against the resulting larger firms more difficult. At the same time, the trend allowed us to receive what we consider to be an attractive price for our French operations. In addition, the sale will allow us to focus our management resources more intensely on our U. S. business as we transition away from Year 2000 services."

The above discussion contains forward looking statements. Management cautions that all statements as to future results, including statements relating to the sale described above, are necessarily subject to risks, uncertainties, and events that may be beyond the control of Strategia, and no assurance can be given that the results anticipated above will be achieved. Potential risks and uncertainties include the risk that the transaction will not be consummated or that it will be subject to terms and conditions that may result in the benefits of the transaction being less than anticipated.

Contact:     Murdock Capital Partners Corp.
             (212) 421-2545
             Thomas M. Dean
             Luis J. Mejia